Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION NAMES
DAVID CARNEVALE VICE PRESIDENT OF MARKETING

Senior Marketing Executive Brings Over
25 Years of Experience to New Position

SAN DIEGO, CA, January 23, 2006 - American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator of directed sound products and technologies, today announced that it has hired David Carnevale to the new position of vice president of marketing. Carnevale brings more than 25 years of senior marketing experience to ATC.

Previously, Carnevale has served in senior marketing positions for Mitsubishi Electronics of America’s Information Technology Group, NEC Electronics, Compaq Computer, Path 1 Network Technologies, Paging Network (Pagenet), Dataquest, Gartner Group (Infocorp), Regis McKenna, and Prentice Corporation. Carnevale has a Bachelor of Science from Rensselaer Polytechnic Institute and an MBA from the Stanford University Graduate School of Business. Additionally, before he began his professional career, Carnevale attained the rank of first lieutenant in the U.S. Air Force and served in the USAF’s Systems Command where he was responsible for a $500 million program to develop the first supersonic unmanned aircraft/UAV.

“David brings a wealth of talent and experience to this new position,” said John Zavoli, ATC’s president and chief operating officer. “Having worked with David before, I know he has the skills and knowledge to lead ATC’s marketing organization in building markets for our proprietary, ground-breaking directed sound products and technologies.”

“I am excited by this opportunity to lead ATC’s marketing charge and to be involved in Shaping the Future of Sound™,” commented Carnevale. “I look forward to working with John, the team at ATC, and the company’s growing list of partners and customers in building greater global awareness of ATC and our directed sound solutions.”

About American Technology Corporation
American Technology Corporation is Shaping the Future of Sound® through its proprietary directed sound products and technologies which include: the award-winning HSS® (HyperSonic® Sound technology); LRAD™ (Long Range Acoustic Device) products family; NeoPlanar® products family, Sound Vector™ technology, and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 320 U.S. and foreign patents and pending patent applications to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. These forward-looking statements are based on information and management's expectations as of the date of this press release. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the company's Form 10-K for the year ended September 30, 2005. The company disclaims any intent or obligation to update these forward-looking statements.

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FOR FURTHER INFORMATION CONTACT:

Investor Relations:	Media Inquiries:
Robert Putnam	Don Mathias
(858) 679-3168	(949) 855-4520
robert@atcsd.com	dwmath@aol.com